Exhibit 5.7

[Letterhead of Venable LLP]

January 26, 2006

Accellent Inc.

100 Fordham Road

Wilmington, Massachusetts 01887

Re:          Accellent Inc.

Ladies and Gentlemen:

We have served as Maryland counsel to Accellent Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to $305,000,000 aggregate principal amount of the Company’s 10½% Senior Subordinated Notes due 2013 (the “Exchange Securities”), covered by the Registration Statement on Form S-4, as filed by the Company and certain subsidiary guarantors on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”) (the “Registration Statement”).  The Exchange Securities will be issued by the Company in exchange for the outstanding $305,000,000 aggregate principal amount of the Company’s 10½% Senior Subordinated Notes due 2013 (the “Original Securities”) that were issued pursuant to that certain Purchase Agreement, dated as of November 17, 2005 (the “Purchase Agreement”), between Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. (together, the “Initial Purchasers”) and the Company.  This firm did not participate in the negotiation or drafting of the Purchase Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement related to the offering of the Exchange Securities;

2.             The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.             The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

4.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.             The Purchase Agreement;

6.             The Indenture, dated as of November 22, 2005 (the “Indenture”), between the Company and The Bank of New York, as trustee;

7.             Resolutions of the Board of Directors of the Company relating to, among other things, the execution and delivery by the Company of the Indenture and the Purchase Agreement and the issuance of the Securities and the Exchange Securities, certified as of the date hereof by an officer of the Company;

8.             A certificate executed by an officer of the Company, dated as of the date hereof; and

9.             Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.             All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.             The Exchange Securities, if and when issued, will have substantially identical terms as the Original Securities and be issued in exchange therefor as contemplated by the Indenture, the Purchase Agreement and the Registration Statement.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services on behalf of the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.            The execution, delivery and performance of its obligations under the Indenture have been duly authorized by all necessary corporate action of the Company.  The Exchange Securities have been duly authorized for issuance by the Company.

3.             The Indenture has been duly executed and delivered by the Company.

4.             The execution, delivery and performance by the Company of the Indenture, including the issuance of the Exchange Securities, will not violate (a) the Charter or the Bylaws, or (b) any Maryland statutes, rules or regulations or, so far as is known to us, any decrees or orders, of any Maryland governmental authority applicable to the Company (other than any law, regulation, order or decree in connection with the securities laws of the State of Maryland, as to which no opinion is expressed).

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.  Our opinion expressed in paragraph 4 above is limited to our consideration of only those Maryland statutes, rules or regulations, if any, which are normally applicable to the transactions of the type referred to in such paragraph.  We note that the Indenture is governed by the laws of the State of New York.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any person or entity (other than Simpson Thacher & Bartlett, counsel to the Company, in connection with any opinions to be delivered by it in connection with the Exchange Securities) without, in each instance, our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP